Exhibit 10.1



March 2009


Dear [name]

I am pleased to inform you that you are scheduled to receive a bonus with a total value of $________ (the "Total Award"). The Total Award will be distributed to you in two portions: (a) a Willis Retention Award in the amount of $________ (less applicable payroll deductions and taxes) to be distributed to you subject to the terms and conditions below; and (b) restricted stock units ("RSUs") of shares of Willis Group Holdings Ltd. ("Shares") equal to the value of the remaining portion of your Total Award based on the closing price of Shares on the NYSE on the grant date. In addition, for every four whole RSUs awarded, the Group will award one further RSU.

All RSUs distributed under this letter will vest in equal one-half installments on the first and second anniversaries of grant, provided that you remain continuously employed by Willis or one of its affiliates between the date of grant and the given vest date, and subject to the terms and conditions of the applicable plan. An RSU gives you the conditional right to receive one Willis common share, on the date of vesting, for every RSU awarded.

Dividends are normally not paid until the RSUs have vested and you have received Willis shares, provided you are the holder of the shares on the dividend record dates. However, as an exception under this program, dividend equivalent sums will accrue during the period from the date of grant and vesting. These dividend equivalent sums will be paid, on the RSUs vesting, in cash less applicable taxes.

Additional details and documentation relating to the RSU grant will be sent to you shortly.

The Willis Retention Award portion of your Total Award will be included in your March 2009 pay, subject to the terms and conditions below:

o You must be employed by Willis(3) on the date that the Willis Retention Award would normally be distributed to be eligible to receive such payment and you must have signed and returned this letter as indicated below.

o If your employment with Willis ends prior to December 31, 2011 for any reason other than your incapacity to work due to your permanent disability (as "disability" or a substantially similar term is defined within an applicable Willis long term disability plan/policy) or death, your redundancy (as redundancy is determined by Willis in accordance with its usual human resource administration practices) or your retirement(4), you will be obligated to repay to Willis a pro-rata portion of the gross amount of the Willis Retention Award (the "Repayment Obligation") - such Repayment Obligation must be promptly satisfied, as more fully explained below. The amount of your Repayment Obligation will be calculated by reducing the gross amount of the Willis Retention Award by a sum equal to 1/36th of your Willis Retention Award for each calendar month of employment you complete with Willis after January 1, 2009.

______________________
(3) As used in this letter, "Willis" refers to that Willis legal entity by which you are employed as of the date of this letter.

(4) To the extent applicable and practicable, "retirement" will be defined by either (i) your employment agreement (i.e., if you are subject to an employment agreement which defines retirement or a substantially similar term) or (ii) a written retirement policy applicable to you as a Willis employee or (iii) by reference to the ending of your employment at age 65 or such other age as may apply in the applicable employment jurisdiction or (iv) as may be determined by Willis in its absolute discretion.

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o    By signing this letter, you irrevocably authorize Willis (to the extent allowed by applicable law and at Willis's discretion and option) to withhold from any salary payments and/or other payment(s), as may be due to you from Willis at the time of and/or after your employment ends, such amount as necessary to satisfy, but not exceed, any Repayment Obligation you may have to Willis at the end of your employment. If such withholding is insufficient to satisfy such Repayment Obligation, or if Willis for any reason does not make any such withholding, you agree to pay to Willis an amount equal to your unsatisfied Repayment Obligation within 30 days of Willis's written request for such payment.

o This letter shall be governed by the laws applicable to the place in which you are assigned a regular office location by Willis. If any provision of this letter is found to be invalid or unenforceable by or under any applicable law, the other provisions shall remain in full force and effect and shall not be invalidated.

A breakdown of your Total Award is set out below:

     Total Award:                                        $

     o Amount to be paid in cash in March 2009 payroll
       as Willis Retention Award:                        $

       Amount to be allocated to RSUs:                   $

       Approximate additional RSU Match:                 $

     o Total Award including RSU Match:                  $

Note that the "RSU Match" number above is an estimate only. The actual RSU match will be determined after calcuating how many RSUs could be purchased based on the closing Share price on the grant date.

Please note that any dividend equivalents due from the vesting of any Bonus & Stock RSUs that you received as part of the 2007 and/or 2008 Annual Compensation Review will be paid in the end of March payroll run.

Thank you for your continuing commitment to Willis and I wish you every success in the coming year.

Yours sincerely



FOR AND ON BEHALF OF THE COMPANY

Please sign, date and return this letter (retaining a copy for your records) to Lynn Mangrum (Nashville, US Payroll) or Wendy Bannon (Ipswich, UK Payroll), as applicable, for processing in the next available payroll run. If you do not sign and return this letter before July 1, 2009, Willis reserves its rights, to the full extent allowed by applicable law, to withdraw your Willis Retention Award. By signing below, you provide your agreement to accept, abide by and be bound by the terms and conditions above. The signing of this letter by the parties via facsimile signatures shall be deemed the same as original signatures.


Signature:___________________________________    Date_______________________


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